Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Leap Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered(1)	Proposed maximum offering price per unit(2)	Maximum aggregate offering price	Fee rate	Amount of registration fee	Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share to be issued pursuant to the Leap Therapeutics, Inc. 2022 Equity Incentive Plan	457(c) and Rule 457(h)	8,881,220	$1.27	$11,279,149.40	0.0000927	$1,045.58
Fees Previously Paid	—	—	—	—	—		—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts							$$1,045.58
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,045.58

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”) that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on August 11, 2022, under the symbol “LPTX”.